WEISS, PECK & GREER
                                  MUTUAL FUNDS

                                                                    July 9, 1998

Dear Shareholder:

     Several weeks ago, we mailed to you proxy information so that you could vote on some important proposals that affect your fund. I am reminding you to vote, if you haven't done so already. I've enclosed materials describing each proposal and a proxy card to cast your vote.

                            YOUR VOTE IS IMPORTANT.

     We need your vote before the fund's special meeting is held. As previously explained, we believe the proposed transaction with Robeco Groep N.V. is very much to the benefit of the shareholders. The proposals listed on the enclosed proxy card have been carefully reviewed by the fund's Board of Trustees, which is responsible for protecting your interests as a shareholder. The Board believes that these proposals are fair and reasonable, and it recommends that you approve them.

                       VOTING BY MAIL IS QUICK AND EASY.
                        EVERYTHING YOU NEED IS ENCLOSED.

     You are entitled to one vote for each share you own. To cast your ballot, simply record your vote on the enclosed proxy card. Be sure to sign the card before mailing it in the postage-paid envelope provided. If you have any questions before you vote, please call us at 800-223-3332. We'll be glad to help you get your vote in quickly. Thank you for your participation in this important initiative.


                                           Sincerely,

                                           /s/ Roger J. Weiss
                                           Roger J. Weiss
                                           Chairman of the Boards of Trustees


P.S.  Your vote is extremely important, no matter how many shares you own.